Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

December 2, 2016

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

Re:       At The Market Offering

Ladies and Gentlemen:

We have acted as counsel to Trinity Place Holdings Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $12 million in aggregate sales price of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), to be issued pursuant to that certain At The Market Offering Agreement, dated December 2, 2016 (the “Agreement”), by and between the Company and Craig-Hallum Capital Group LLC.

The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2016 (Registration No. 333-214482, the “Registration Statement”), a related base prospectus dated December 1, 2016 (the "Base Prospectus") and a prospectus supplement dated December 2, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement") (the Base Prospectus and the Prospectus Supplement are referred to herein together as the "Prospectus"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In rendering this opinion, we have reviewed copies of the following documents:

(i) the Registration Statement and Prospectus,

(ii) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”),

(iii) the By-laws of the Company, and

(iv) resolutions adopted by the unanimous written consent of the Board of Directors of the Company (the “Board”) on November 3, 2016, resolutions adopted by the Board at a meeting called and held on November 17, 2016, and resolutions adopted by the Transaction Committee of the Board on December 2, 2016.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (“DGCL”) and (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate.

We express no opinion as to any laws other than the DGCL (the “Relevant Law”).

The opinion expressed herein is based upon the Relevant Law and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 5, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP